Exhibit 99.2
FOR IMMEDIATE RELEASE

CONTACT:
Geoffrey Mogilner	Joseph N. Jaffoni, Carol Young
Midway (Investors)	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
gmogilner@midway.com	mwy@jcir.com
MIDWAY ANNOUNCES EXERCISE OF OPTION TO
PURCHASE ADDITIONAL CONVERTIBLE SENIOR NOTES
CHICAGO, Illinois, Sept. 15, 2005 — Midway Games Inc. (NYSE:MWY) announced today that the initial purchasers in its previously announced private offering of $65 million of 6% Convertible Senior Notes due 2025 have exercised in full their option to purchase an additional $10 million principal amount of notes. The purchase agreement granted the underwriters 30 days to exercise this option. It is expected that the closing relating to the full $75 million principal amount of notes will occur on September 19, 2005, subject to the satisfaction of customary closing conditions.
Offers and sales of the notes will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Midway Games
Headquartered in Chicago, IL with offices in San Diego, CA, Seattle, WA, Austin, TX, Los Angeles, CA, Munich, Germany, London, UK, and Adelaide, AUS, Midway Games Inc. (NYSE:MWY) is a leading developer and publisher of interactive entertainment software for major video game systems. More information about Midway can be obtained at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the federal securities laws concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers, adequacy of capital resources and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission.
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